Exhibit 99.1
JEFFERSONVILLE, Ind., Feb 18, 2008 /PRNewswire-FirstCall via COMTEX News Network/ — The Board of Directors of American Commercial Lines Inc. (Nasdaq: ACLI) (“ACL” or the “Company”) today announced the appointment of Michael P. Ryan, the Company’s Senior Vice President of Sales and Marketing, to President and Chief Executive Officer. ACL also announced its fourth quarter and year-end financial results for 2007.
Effective March 1, 2008, Ryan will succeed Mark Holden in the role of President and Chief Executive Officer. Mr. Ryan will also fill Mr. Holden’s seat on the Company’s Board of Directors. Holden, who has led the Company since January, 2005, informed the Board of his desire to pursue other opportunities. Chairman of the Board, Clayton Yeutter, commented on the transition by saying, “Mike has been an instrumental member of ACL’s senior management team, and has taken an active role in developing and executing the Company’s strategy. We are confident that under his leadership the Company will continue to grow and improve. Yeutter added, “On behalf of the Board and ACL we thank Mark for his dedication and service, and for putting a strong management team in place. We wish him well in his future endeavors.”
Ryan has 27 years of experience in the transportation industry, with assignments in the truck, Class 1 rail and barge sectors. He has held senior leadership positions in all of these units, including top positions directing several commercial business units with CSX Transportation. Since joining ACL in 2005, he has designed the Company’s shift toward a stronger, more reliable portfolio base. Ryan built a new Sales and Customer Service Program over the past two years, which is focusing on business retention and organic growth, expanding ACL’s market share in more ratable lines of business. Ryan successfully built and led similar programs in the LTL truck and Class 1 rail venues.
Mr. Ryan stated, “We will maintain our current strategy of taking every opportunity, both in transportation and in manufacturing, to stabilize our revenue stream with more predictable, ratable and profitable business. We launched this effort in 2006 with new contract agreements in our transportation segment, and we will continue this initiative in transportation as well as manufacturing. Our industry is subject to external forces, and we will continue to take aggressive steps to neutralize those effects on our revenue base and profitability.”
Financial Results
Fourth Quarter 2007 Results
Revenues for the quarter were $302.5 million, a 13.8% increase compared with $265.9 million for the fourth quarter of 2006. Net income for the quarter was $23.7 million or $0.46 per diluted share, a 32.3% decrease compared to $35.0 million or $0.56 per diluted share for the fourth quarter of 2006. Results for the fourth quarter 2007 included an after-tax charge of $1.4 million or $0.03 per diluted share for the withdrawal from a multi-employer pension plan for represented employees of the Company’s terminal operations and a $1.8 million or $0.04 per diluted share favorable tax adjustment related to realization of certain deferred tax assets. Results for the fourth quarter 2006 included a gain of $4.8 million (net of tax) or $0.08 per diluted share on the sale of the Company’s Venezuelan operations and a charge for the early retirement of debt of $0.9 million (net of tax) or $0.01 per diluted share. Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) for the fourth quarter 2007 were $54.4 million, an EBITDA margin of 18.0% compared to $70.0 million for the fourth quarter 2006, an EBITDA margin of 25.9%. The attachment to this press release reconciles net income to EBITDA.
Full-Year 2007 Results
Revenues for the full year 2007 were $1.05 billion, an 11.4% increase compared with the $942.6 million for the full year 2006. Net income for the full year was $44.4 million or $0.77 per diluted share, a 51.9% decrease compared to net income for the full year 2006 of $92.3 million, or $1.47 per diluted share. Results for 2007 included after-tax charges of $16.0 million or $0.28 per diluted share for debt retirement expenses related to the retirement of the Company’s Senior Notes and the replacement of its credit facility. Results for 2006 included a gain of $4.8 million (net of tax) or $0.08 per diluted share on the sale of the Company’s Venezuelan operations and a charge for the early retirement of debt of $0.9 million (net of tax) or $0.01 per diluted share. For the full year 2007, EBITDA was $159.8 million, an EBITDA margin of 15.2% compared to $211.8 million for the full year 2006, an EBITDA margin of 22.0%.
Transportation Results
In the fourth quarter 2007, revenues in transportation, which comprise almost 80% of ACL’s business, were $228.8 million, an increase of 4.7% from the fourth quarter 2006. The increase was driven by an average fuel-neutral rate increase of 16.4% on the liquid freight business, which more than offset an average fuel-neutral rate decrease of 0.3% on the dry freight business, compared to fourth quarter 2006. Excluding grain, the average fuel-neutral rate for the dry business increased 8.0% in the fourth quarter 2007 compared to the fourth quarter 2006.
For the full year, 2007 transportation revenues increased 2.7% over the prior year to $808.6 million. Average fuel-neutral freight rates for the full year were up 13.4% on the liquid business and were down 1.2% on the dry freight business. Excluding grain, the average fuel-neutral rate for the dry business increased 4.9% over 2006.
In the fourth quarter 2007, ACL generated approximately 11.0 billion ton- miles compared to 11.4 billion ton-miles in the same period of the prior year, a decrease of 3.6% with 8.0% fewer barges. For the full year 2007, ACL moved approximately 43.6 billion ton-miles of cargo compared to 45.1 billion ton- miles transported in 2006, a decrease of 3.4% with 5.6% fewer barges. Revenues per barge increased 13.8% in the fourth quarter 2007 and 8.8% for the full year 2007 compared to 2006.
Ryan commented, “Our value proposition continues to position us with price strength from our services. In 2007, we repriced 33% of our contract business, renewing agreements with an average 15% increase over prior year levels. We also improved our contract protection against fuel, labor and inflation increases to coverage in 85% of our contracts.”
Manufacturing Results

ACL’s manufacturing business, Jeffboat, completed 404 barges during 2007, a 28% increase in production volume. Jeffboat sold 361 dry hopper barges, 41 liquid tank barges and two ocean-going vessels.
Manufacturing revenues, inclusive of barges manufactured for internal use by ACL, were $76.9 million in the fourth quarter 2007 compared to $58.0 million during the same period in 2006. External revenues in the fourth quarter 2007 increased 51.8% to $71.9 million from $47.4 million in the same period of the prior year due to the higher level of internal builds in the fourth quarter of 2006.
For the full year 2007, manufacturing revenues, inclusive of barges manufactured for internal use, were $290.1 million, a 37.2% increase over the prior year. Jeffboat had $50.1 million in internal sales to ACL’s transportation segment. Net of the internal builds, external revenues increased 54.6% to $239.9 million for the full year 2007, compared to $155.2 million in 2006. Manufacturing operating margins declined over the prior year due primarily to higher labor costs, reduced productivity associated with a larger and less experienced work force, and the continuing impact of ongoing production of barges that were bid at lower margins in 2005 and prior.
Cash Flow and Debt
In 2007, ACL generated cash from operations of $115.8 million. The Company spent $109.3 million on capital expenditures to support its infrastructure and growth, and invested: $15.6 million for the acquisition of towboats and certain assets from the McKinney companies; $6.2 million for Summit Contracting; and $4.3 million for the acquisition of Elliott Bay Design Group. Debt increased by $320.3 million during the year to $439.8 million at the end of 2007. The increased borrowing in 2007 was primarily the result of $300 million used to fund the repurchase of 12 million shares of ACL common stock. ACL had approximately 50 million shares outstanding at December 31, 2007.
Other
Separately, Christopher Black, the Company’s Senior Vice President and Chief Financial Officer, who previously announced that he would leave the Company following the expiration of his employment agreement on February 22, 2008, has agreed to remain with the Company in his current capacity through March 1, 2008. Thereafter, Black will serve in a consulting capacity with the Company for a two month period to assist with the transition to a new Chief Financial Officer.
Guidance
Due to a number of factors, ACL is suspending earnings guidance for 2008.
“The volatility in the transportation industry as a whole and grain shipping in particular, along with a weak economy, escalating fuel costs and unpredictable weather patterns, obscure our visibility to accurately predict financial results at this time,” said Ryan. “We will revisit this decision later in the year, but cannot commit to reinstating guidance.”
“Looking forward, we will be providing quarterly updates on reliable metrics, which will enable investors and analysts to track our progress toward increasing our transportation business based on a stronger customer and contract base, and toward improving efficient production at Jeffboat.”
Fourth Quarter 2007 Earnings Conference Call
American Commercial Lines management will conduct a conference call to discuss the Company’s fourth quarter and year-end financial results on Tuesday, February 19, 2008, at 10:00 a.m. eastern time. The telephone numbers to access the ACL Conference Call are: Domestic (866) 362-5158; International (617) 597-5397; and the Participant Passcode is 68092740.
The call may also be accessed live on the Company’s internet web site at www.aclines.com. For those unable to participate in the live call or webcast, the ACL Conference Call will be archived at http://www.aclines.com within three hours of the conclusion of the live call and will remain available through April 19, 2008.
American Commercial Lines Inc., headquartered in Jeffersonville, Indiana, is an integrated marine transportation and service company operating in the United States Jones Act trades, with approximately $1 billion in revenues and approximately 3,300 employees as of December 31, 2007. For more information about American Commercial Lines Inc. visit www.aclines.com.
Forward-Looking Statements
This release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s present expectations and beliefs about future events. As with any projection or forecast, these statements are inherently susceptible to risks, uncertainty and changes in circumstance. Important factors could cause actual results to differ materially from those expressed or implied by the forward-looking statements and should be considered in evaluating the outlook of American Commercial Lines Inc. Risks and uncertainties are detailed from time to time in American Commercial Lines Inc.’s filings with the SEC, including our most recent 10-K. American Commercial Lines Inc. is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of changes, new information, subsequent events or otherwise.

AMERICAN COMMERCIAL LINES INC.
CONDENSED CONSOLIDATED INCOME STATEMENTS
(Dollars in thousands, except shares and per share amounts)
(Unaudited)

	Quarter Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006

Revenues
Transportation and Services	$230,647	$218,528	$810,443	$787,348

Manufacturing	71,888	47,370	239,917	155,204

Revenues	302,535	265,898	1,050,360	942,552

Cost of Sales

Transportation and Services	175,937	151,578	645,237	582,271

Manufacturing	66,952	42,463	228,190	141,589

Cost of Sales	242,889	194,041	873,427	723,860

Gross Profit	59,646	71,857	176,933	218,692

Selling, General and Administrative Expenses	18,268	19,424	68,727	66,280

Operating Income	41,378	52,433	108,206	152,412

Other Expense (Income)

Interest Expense	8,093	3,834	20,578	18,354

Debt Retirement Expenses	—	1,387	23,938	1,437

Other, Net	(486)	(1,586)	(2,532)	(3,799)

Other Expenses	7,607	3,635	41,984	15,992

Income from Continuing Operations before Income Taxes	33,771	48,798	66,222	136,420

Income Taxes	10,126	16,804	21,855	49,822

Income from Continuing Operations	23,645	31,994	44,367	86,598

	Quarter Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006

Discontinued Operations, Net of Tax	40	3,000	(6)	5,654

Net Income	$23,685	$34,994	$44,361	$92,252

Basic earnings per common share:
Income from continuing operations	$0.48	$0.52	$0.79	$1.43
Income from discontinued operations, net of tax	—	0.05	—	0.09

Basic earnings per common share	$0.48	$0.57	$0.79	$1.52

Earnings per common share — assuming dilution:
Income from continuing operations	$0.46	$0.51	$0.77	$1.38
Income from discontinued operations, net of tax	—	0.05	—	0.09

Earnings per common share — assuming dilution	$0.46	$0.56	$0.77	$1.47

Weighted Average Shares Outstanding (1):

Basic	49,780,080	60,952,370	56,245,368	60,742,980

Diluted	51,212,682	63,007,962	57,679,406	62,800,804

(1)	Gives effect to the two-for-one stock split to shareholders of record on February 6, 2007.

AMERICAN COMMERCIAL LINES INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except shares and per share amounts)
(Unaudited)

	December 31,	December 31,
	2007	2006(1)
ASSETS
Current Assets
Cash and Cash Equivalents	$5,021	$5,113
Accounts Receivable, Net	114,921	102,228
Inventory	70,890	61,504
Deferred Tax Asset	2,582	2,173
Other Current Assets	26,661	26,167

Total Current Assets	220,075	197,185
Properties-Net	511,832	455,710
Investment in Equity Investees	3,456	3,527
Other Assets	25,448	14,581

Total Assets	$760,811	$671,003

LIABILITIES
Current Liabilities
Accounts Payable	$61,130	$53,607
Accrued Payroll and Fringe Benefits	15,720	28,267
Deferred Revenue	17,824	16,803
Accrued Claims and Insurance Premiums	15,647	15,754
Accrued Interest	1,688	4,466
Customer Deposits	5,596	9,145
Other Liabilities	32,036	24,892

Total Current Liabilities	149,641	152,934
Long Term Debt	439,760	119,500
Pension Liability	5,252	16,026

	December 31,	December 31,
	2007	2006(1)
Deferred Tax Liability	26,569	14,014
Other Long Term Liabilities	14,198	9,876

Total Liabilities	635,420	312,350

STOCKHOLDERS’ EQUITY
Common stock; authorized 250,000,000 shares at $.01 par value; 62,549,666 and 61,883,556 shares issued and outstanding as of December 31, 2007 and December 31, 2006, respectively	626	619
Treasury Stock; 12,407,006 and 172,320 shares at December 31, 2007 and December 31, 2006, respectively	(309,517)	(3,207)
Other Capital	279,266	259,409
Retained Earnings	148,426	104,065
Accumulated Other Comprehensive Income (Loss)	6,590	(2,233)

Total Stockholders’ Equity	125,391	358,653

Total Liabilities and Stockholders’ Equity	$760,811	$671,003

(1)	The Condensed Consolidated Balance Sheets at December 31, 2007 and December 31, 2006 have been derived from the audited consolidated financial statements at that date, but does not included all the information and footnotes required by generally accepted accounting principles.

AMERICAN COMMERCIAL LINES INC.
NET INCOME TO EBITDA RECONCILIATION
(Dollars in thousands)
(Unaudited)

	Quarter Ended Dec. 31,		Year Ended Dec. 31,
	2007	2006	2007	2006

Net Income from Continuing Operations	$23,645	$31,994	$44,367	$86,598
Discontinued Operations, Net of Income Taxes	40	3,000	(6)	5,654

Consolidated Net Income	$23,685	$34,994	$44,361	$92,252

Adjustments from Continuing Operations:

Interest Income	(19)	(20)	(161)	(46)
Interest Expense	8,093	3,834	20,578	18,354
Debt Retirement Expenses	—	1,387	23,938	1,437
Depreciation and Amortization	12,606	12,075	49,371	47,378
Taxes	10,126	16,804	21,855	49,822
Adjustments from Discontinued Operations:

Interest Income	(23)	(68)	(134)	(651)
Depreciation and Amortization	—	—	—	1,428

Taxes	(22)	956	(50)	1,837

EBITDA from Continuing Operations	54,451	66,074	159,948	203,543

EBITDA from Discontinued Operations	(5)	3,888	(190)	8,268

Consolidated EBITDA	$54,446	$69,962	$159,758	$211,811

EBITDA from Continuing Operations by Segment:
Transportation Services Net Income	$19,913	$28,335	$36,389	$78,364

Interest Income	(18)	(20)	(160)	(46)
Interest Expense	8,093	3,834	20,578	18,354
Debt Retirement Expenses	—	1,387	23,938	1,437
Depreciation and Amortization	11,800	11,553	46,694	45,489
Taxes	10,126	16,804	21,855	49,822

Transportation Services EBITDA	$49,914	$61,893	$149,294	$193,420

Manufacturing Net Income	$4,630	$5,696	$18,850	$19,116

Interest Income	—	—	—	—

Interest Expense	—	—	—	—
Depreciation and Amortization	724	522	2,595	1,889

	Quarter Ended Dec. 31,		Year Ended Dec. 31,
	2007	2006	2007	2006
Taxes	—	—	—	—

Total Manufacturing EBITDA	5,354	6,218	21,445	21,005

Intersegment Profit	(1,083)	(2,037)	(11,057)	(10,882)

External Manufacturing EBITDA	$4,271	$4,181	$10,388	$10,123

Management considers EBITDA to be a meaningful indicator of operating performance and uses it as a measure to assess the operating performance of the Company’s business segments. EBITDA provides us with an understanding of one aspect of earnings before the impact of investing and financing transactions and income taxes. EBITDA should not be construed as a substitute for net income or as a better measure of liquidity than cash flow from operating activities, which is determined in accordance with generally accepted accounting principles (“GAAP”). EBITDA excludes components that are significant in understanding and assessing our results of operations and cash flows. In addition, EBITDA is not a term defined by GAAP and as a result our measure of EBITDA might not be comparable to similarly titled measures used by other companies.
However, the Company believes that EBITDA is relevant and useful information, which is often reported and widely used by analysts, investors and other interested parties in our industry. Accordingly, the Company is disclosing this information to permit a more comprehensive analysis of its operating performance.

AMERICAN COMMERCIAL LINES INC.
Statement of Operating Income by Reportable Segment
(Dollars in thousands)
(Unaudited)

	Reportable Segments		All Other	Intersegment
	Transportation	Manufacturing	Segments (1)	Elimination	Total
Quarter ended December 31, 2007
Total revenue	$229,027	$76,860	$1,929	$(5,281)	$302,535
Intersegment revenues	206	4,972	103	(5,281)	—

Revenue from external customers	228,821	71,888	1,826	—	302,535
Operating expense
Materials, supplies and other	73,707	—	—	—	73,707
Rent	6,045	—	—	—	6,045
Labor and fringe benefits	30,724	—	—	—	30,724
Fuel	50,446	—	—	—	50,446
Depreciation and amortization	11,800	—	—	—	11,800
Taxes, other than income taxes	4,534	—	—	—	4,534
Gain on disposition of equipment	(1,909)	—	—	—	(1,909)
Cost of goods sold	—	66,952	590	—	67,542

Total cost of sales	175,347	66,952	590	—	242,889
Selling, general & administrative	16,002	1,224	1,042	—	18,268

Total operating expenses	191,349	68,176	1,632	—	261,157

Operating income	$37,472	$3,712	$194	$—	$41,378

Quarter ended December 31, 2006
Total revenue	$219,068	$58,045	$—	$(11,215)	265,898
Intersegment revenues	540	10,675	—	(11,215)	—

Revenue from external customers	218,528	47,370	—	—	265,898
Operating expense

	Reportable Segments		All Other	Intersegment
	Transportation	Manufacturing	Segments (1)	Elimination	Total
Materials, supplies and other	67,097	—	—	—	67,097
Rent	5,893	—	—	—	5,893
Labor and fringe benefits	24,297	—	—	—	24,297
Fuel	38,405	—	—	—	38,405
Depreciation and amortization	11,553	—	—	—	11,553
Taxes, other than income taxes	4,483	—	—	—	4,483
Gain on disposition of equipment	(150)	—	—	—	(150)
Cost of goods sold	—	42,463	—	—	42,463

Total cost of sales	151,578	42,463	—	—	194,041
Selling, general & administrative	17,830	1,594	—	—	19,424

Total operating expenses	169,408	44,057	—	—	213,465

Operating income	$49,120	$3,313	$—	$—	$52,433

(1)	Financial data below the reporting thresholds is attributable to a segment that provides professional services.

AMERICAN COMMERCIAL LINES INC.
Statement of Operating Income by Reportable Segment
(Dollars in thousands)
(Unaudited)

	Reportable Segments		All Other	Intersegment
	Transportation	Manufacturing	Segments (1)	Elimination	Total
Year ended December 31, 2007
Total revenue	$809,499	$290,053	$1,929	$(51,121)	$1,050,360

Intersegment revenues	882	50,136	103	(51,121)	—

Revenue from external customers	808,617	239,917	1,826	—	1,050,360

Operating expense
Materials, supplies and other	279,359	—	—	—	279,359

Rent	24,595	—	—	—	24,595

Labor and fringe benefits	111,617	—	—	—	111,617

Fuel	169,178	—	—	—	169,178
Depreciation and amortization	46,694	—	—	—	46,694
Taxes, other than income taxes	16,594	—	—	—	16,594
Gain on disposition of equipment	(3,390)	—	—	—	(3,390)

Cost of goods sold	—	228,190	590	—	228,780

Total cost of sales	644,647	228,190	590	—	873,427
Selling, general & administrative	63,627	4,058	1,042	—	68,727

Total operating expenses	708,274	232,248	1,632	—	942,154

Operating income	$100,343	$7,669	$194	$—	$108,206

Year ended December 31, 2006
Total revenue	$788,376	$211,367	$—	$(57,191)	$942,552

Intersegment revenues	1,028	56,163	—	(57,191)	—

Revenue from external customers	787,348	155,204	—	—	942,552
Operating expense

	Reportable Segments		All Other	Intersegment
	Transportation	Manufacturing	Segments (1)	Elimination	Total
Materials, supplies and other	249,500	—	—	—	249,500

Rent	22,445	—	—	—	22,445

Labor and fringe benefits	90,294	—	—	—	90,294

Fuel	157,070	—	—	—	157,070
Depreciation and amortization	45,489	—	—	—	45,489
Taxes, other than income taxes	17,667	—	—	—	17,667
Gain on disposition of equipment	(194)	—	—	—	(194)
Cost of goods sold	—	141,589	—	—	141,589

Total cost of sales	582,271	141,589	—	—	723,860
Selling, general & administrative	60,633	5,647	—	—	66,280

Total operating expenses	642,904	147,236	—	—	790,140

Operating income	$144,444	$7,968	$—	$—	$152,412

(1)	Financial data below the reporting thresholds is attributable to a segment that provides professional services.

AMERICAN COMMERCIAL LINES INC.
SELECTED FINANCIAL AND NONFINANCIAL DATA
(Dollars in thousands except where noted)
(Unaudited)

	Quarter Ended Dec. 31,		Year Ended Dec. 31,
	2007	2006	2007	2006
Consolidated EBITDA	$54,446	$69,962	$159,758	$211,811

Transportation Revenue and EBITDA

Revenue	$228,821	$218,528	$808,617	$787,348
EBITDA	49,914	61,893	149,294	193,420

Manufacturing Revenue and EBITDA (External and Internal)
Revenue	$76,860	$58,045	$290,053	$211,367
EBITDA	5,354	6,218	21,445	21,005

Manufacturing External Revenue and EBITDA
Revenue	$71,888	$47,370	$239,917	$155,204
EBITDA	4,271	4,181	10,388	10,123

Average Domestic Barges Operated
Dry	2,457	2,719	2,539	2,721
Liquid	387	373	380	371

Total	2,844	3,092	2,919	3,092

Fuel Price (Average Dollars per gallon)	$2.52	$1.88	$2.13	$1.96

Capital Expenditures (including software)	$28,116	$31,721	$112,704	$92,222
Management considers EBITDA to be a meaningful indicator of operating performance and uses it as a measure to assess the operating performance of the Company’s business segments. EBITDA provides us with an understanding of the Company’s revenues before the impact of investing and financing transactions and income taxes. EBITDA should not be construed as a substitute for net income or as a better measure of liquidity than cash flow from operating activities, which is determined in accordance with generally accepted accounting principles (“GAAP”). EBITDA excludes components that are significant in understanding and assessing our results of operations and cash flows. In addition, EBITDA is not a term defined by GAAP and as a result our measure of EBITDA might not be comparable to similarly titled measures used by other companies.

However, the Company believes that EBITDA is relevant and useful information, which is often reported and widely used by analysts, investors and other interested parties in our industry. Accordingly, the Company is disclosing this information to permit a more comprehensive analysis of its operating performance.

AMERICAN COMMERCIAL LINES INC. OPERATING RESULTS by BUSINESS SEGMENT
Quarter Ended December 31, 2007 as compared with Quarter Ended December 31, 2006
(Dollars in thousands except where noted)
(Unaudited)

	Quarter Ended Dec. 31,			4th Quarter
	2007	2006	Variance	2007	2006
REVENUE
Transportation and Services	$230,647	$218,528	$12,119	76.2%	82.2%
Manufacturing (external and internal)	76,860	58,045	18,815	25.4%	21.8%
Intersegment manufacturing elimination	(4,972)	(10,675)	5,703	(1.6%)	(4.0%)

Consolidated Revenue	302,535	265,898	36,637	100.0%	100.0%

OPERATING EXPENSE

Transportation Services	192,981	169,408	23,573
Manufacturing (external and internal)	72,065	52,695	19,370
Intersegment manufacturing elimination	(3,889)	(8,638)	4,749

Consolidated Operating Expense	261,157	213,465	47,692	86.3%	80.3%

OPERATING INCOME
Transportation Services	37,666	49,120	(11,454)
Manufacturing (external and internal)	4,795	5,350	(555)
Intersegment manufacturing elimination	(1,083)	(2,037)	954

Consolidated Operating Income	41,378	52,433	(11,055)	13.7%	19.7%

Interest Expense	8,093	3,834	4,259

Debt Retirement Expenses	—	1,387	(1,387)

Other Expense (Income)	(486)	(1,586)	1,100

Income Before Income Taxes	33,771	48,798	(15,027)

Income Taxes	10,126	16,804	(6,678)

Discontinued Operations	40	3,000	(2,960)

Net Income	$23,685	$34,994	$(11,309)

Domestic Barges Operated (average of period beginning and end)	2,844	3,092	(248)

Revenue per Barge Operated (Actual)	$80,457	$70,675	$9,782

AMERICAN COMMERCIAL LINES INC. OPERATING RESULTS by BUSINESS SEGMENT
Year Ended December 31, 2007 as compared with Year Ended December 31, 2006
(Dollars in thousands except where noted)
(Unaudited)

				% of Consolidated
				Revenue
	Year Ended Dec. 31,			Year
	2007	2006	Variance	2007	2006
REVENUE
Transportation and Services	$810,443	$787,348	$23,095	77.2%	83.5%
Manufacturing (external and internal)	290,053	211,367	78,686	27.6%	22.4%
Intersegment manufacturing elimination	(50,136)	(56,163)	6,027	(4.8%)	(6.0%)

Consolidated Revenue	1,050,360	942,552	107,808	100.0%	100.0%

OPERATING EXPENSE
Transportation	709,906	642,904	67,002
Manufacturing (external and internal)	271,327	192,517	78,810
Intersegment manufacturing elimination	(39,079)	(45,281)	6,202

Consolidated Operating Expense	942,154	790,140	152,014	89.7%	83.8%

OPERATING INCOME
Transportation	100,537	144,444	(43,907)
Manufacturing (external and internal)	18,726	18,850	(124)
Intersegment manufacturing elimination	(11,057)	(10,882)	(175)

Consolidated Operating Income	108,206	152,412	(44,206)	10.3%	16.2%

Interest Expense	20,578	18,354	2,224
Debt Retirement Expenses	23,938	1,437	22,501

Other Expense (Income)	(2,532)	(3,799)	1,267

Income before Income Taxes	66,222	136,420	(70,198)

Income Taxes	21,855	49,822	(27,967)
Discontinued Operations	(6)	5,654	(5,660)

Net Income	$44,361	$92,252	$(47,891)

Domestic Barges Operated (average of period beginning and end)	2,919	3,092	(173)

Revenue per Barge Operated (Actual)	$277,018	$254,640	$22,378